News Release
The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

CHRISTOPHER KEMPCZINSKI, PRESIDENT AND CEO OF MCDONALD’S CORPORATION NEWLY ELECTED TO P&G BOARD OF DIRECTORS AT 2021 ANNUAL MEETING
P&G Shareholders Elect All 12 P&G Directors; Board Declares Quarterly Dividend

CINCINNATI, October 12, 2021 – The Procter & Gamble Company (NYSE:PG) today announced that at its 2021 Annual Meeting of Shareholders, Christopher Kempczinski, President and Chief Executive Officer of McDonald’s Corporation, was newly elected to its Board of Directors, effective immediately. P&G shareholders elected all 12 P&G Director nominees, including Mr. Kempczinski and 11 incumbent Directors, with each receiving more than 90 percent support according to preliminary voting results. P&G’s Board is comprised of eminently qualified individuals who bring seasoned judgment and a variety of skills and experiences with them into the boardroom. The elected Directors are also demographically diverse—50 percent women and 33 percent multicultural—with a mix of tenure, age, and industry experience. P&G’s Board of Directors is made up of the following individuals:

B. Marc Allen
Angela F. Braly
Amy L. Chang
Joseph Jimenez
Christopher Kempczinski
Debra L. Lee
Terry J. Lundgren
Christine M. McCarthy
Jon Moeller
David S. Taylor
Margaret C. Whitman
Patricia A. Woertz

P&G’s newest Board member Christopher Kempczinski has served as President and Chief Executive Officer of McDonald’s Corporation since 2019, where he is responsible for driving growth strategy and ensuring that McDonald’s values are embedded throughout the company.

“Chris brings to P&G’s Board significant experience in the consumer and retail space, which will enable him to contribute valuable strategy, marketing and brand building perspective to the Board,” said David Taylor, P&G’s Chairman of the Board, President and Chief Executive Officer.

“His leadership, strategy, and risk management abilities have allowed him to guide McDonald’s through the dynamic operating challenges posed by the pandemic and will be highly valuable to the Board as it oversees P&G’s long-term growth and operating strategy. We are delighted to welcome him to P&G’s Board of Directors.”

Mr. Kempczinski previously served as President, McDonald’s USA from 2017 to 2019, leading the business operations of approximately 14,000 McDonald’s restaurants throughout the United States, and as Executive Vice President – Strategy, Business Development and Innovation from 2015 to 2016, working closely with business leaders and franchisees to identify innovative new ideas and best practices to accelerate growth.

Mr. Kempczinski has more than 25 years of experience working in premier global consumer companies.  He began his career in brand management at Procter & Gamble, and before joining McDonald’s, held several leadership roles at PepsiCo and The KraftHeinz Company, where he was Executive Vice President of Growth Initiatives and President of Kraft International.

In addition to serving on the McDonald’s Board of Directors, he is also a trustee of Ronald McDonald House Charities. Mr. Kempczinski holds an B.A. from Duke University and an M.B.A from Harvard Business School.

Directors Francis S. Blake, W. James McNerney, Jr. and Nelson Peltz retired from P&G's Board today. Mr. Blake and Mr. Peltz have served the Company for seven years and three years respectively, and Mr. McNerney has been a member of P&G’s Board of Directors for 18 years, serving the Company and its shareholders as Lead Director since 2007. Said David Taylor on their retirements, “I want to thank Jim, Frank and Nelson for their dedicated service and commitment to P&G and its shareholders. We will miss their valuable insights and perspectives and wish each of them the very best.”

Company shareholders voted in favor of two Board proposals to ratify the appointment of P&G's independent registered public accounting firm and for an advisory vote on executive compensation and voted against a shareholder proposal requesting that the initial list of candidates from which new director nominees are chosen include current or past P&G non-management employees.

The results of the vote announced today are considered preliminary until final results are tabulated and certified by the independent Inspector of Elections. Final results will be reported on a Form 8-K filed with the U.S. Securities and Exchange Commission, at which time they will become available on www.pginvestor.com and www.sec.gov.

Also at today’s Annual Meeting, the P&G Board of Directors declared a quarterly dividend of $0.8698 per share on the Common Stock and on the Series A and Series B ESOP Convertible Class A Preferred Stock of the Company, payable on or after November 15, 2021 to Common Stock shareholders of record at the close of business on October 22, 2021, and to Series A and Series B ESOP Convertible Class A Preferred Stock shareholders of record at the start of business on October 22, 2021.

P&G has been paying a dividend for 131 consecutive years since its incorporation in 1890 and has increased its dividend for 65 consecutive years.
About Procter & Gamble

P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®.  The P&G community includes operations in approximately 70 countries worldwide.  Please visit http://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at http://www.pg.com/news.

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